CONTACTS:	Susan Hubbard, Investors (650) 522-5715

Erin Edgley, Media (650) 522-5635

For Immediate Release

GILEAD SCIENCES’ PRESIDENT AND CHIEF EXECUTIVE OFFICER
ESTABLISHES RULE 10B5-1 STOCK TRADING PLAN

Foster City, CA, August 30, 2006 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced the establishment of a stock trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 on August 30, 2006 by John C. Martin, PhD, President and Chief Executive Officer of Gilead Sciences and a member of Gilead’s Board of Directors.

Commencing on September 12, 2006, Dr. Martin’s plan provides for the exercise and sale of up to 35,000 stock options each month on pre-determined dates through August 2008.

The transactions under the plan are disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. James M. Denny and Paul Berg, PhD, members of Gilead’s Board of Directors, George P. Shultz, PhD, Director Emeritus to Gilead’s Board of Directors, and Gregg H. Alton, Senior Vice President and General Counsel, also maintain stock trading plans under Rule 10b5-1, and other officers and directors of the company may do so in the future.

Rule 10b5-1 allows insiders to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions when the insider may be aware of non-public information. Such plans also allow insiders to diversify their holdings and to minimize the market effect of stock sales by spreading them out over time.

About Gilead
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).